Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Inpixon and Subsidiaries Form S-3 [File No. 333-256827]; Form S-1 [File No. 333-233763]; Forms S-8 [File No. 333-261282]; [File No. 333-256831]; [File No. 333-237659]; [File No. 333-234458]; [File No. 333-230965]; [File No. 333-229374]; [File No. 333-224506]; [File No. 333-216295]; and [File No. 333-195655] of our report dated April 17, 2023 with respect to our audits of the consolidated financial statements of Inpixon and Subsidiaries as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021, which report appears in the Annual Report on Form 10-K dated April 17, 2023.

/s/ Marcum llp

Marcum llp
New York, NY
April 17, 2023